Exhibit 23.1

CONSENT OF PIERCY BOWLER TAYLOR & KERN

Board of Directors

Voyager Oil & Gas, Inc.

Billings, Montana

We consent to the use in this registration statement of Voyager Oil & Gas, Inc. (formerly known as ante4, Inc.), of our report dated April 2, 2010, on the consolidated financial statements of ante4, Inc., (formerly known as WPT Enterprises, Inc.), as of January 3, 2010 and December 28, 2008, and for each of the two years then ended.

We also consent to the reference to our firm under the heading “Experts” in this registration statement.

PIERCY BOWLER TAYLOR & KERN

/s/ Piercy Bowler Taylor & Kern

Certified Public Accountants

Las Vegas, Nevada

February 11, 2011